Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-204171) pertaining to the 2014 Omnibus Incentive Plan and the 2008 Non-Employee Directors Stock Option Plan of Apple Hospitality REIT, Inc., and
(2)	Registration Statement (Form S-3 No. 333-231021) of Apple Hospitality REIT, Inc.;

of our reports dated February 22, 2022, with respect to the consolidated financial statements of Apple Hospitality REIT, Inc. and the effectiveness of internal control over financial reporting of Apple Hospitality REIT, Inc., included in this Annual Report (Form 10-K) of Apple Hospitality REIT, Inc. for the year ended December 31, 2021.

/s/ ERNST & YOUNG LLP

Richmond, Virginia

February 22, 2022